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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Price Communications Cellular Holdings, Inc.:

We consent to the inclusion of our report dated January 30, 1997, with respect to the consolidated balance sheet of Price Communications Cellular Holdings, Inc. and subsidiaries (a holding company whose sole investment represents Price Communications Wireless, Inc., formerly Palmer Wireless, Inc.) as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, and the incorporation by reference of our report dated January 30, 1997, with respect to the consolidated balance sheet of Palmer Wireless, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which reports appear and are incorporated by reference, respectively, in the form Form S-1/S-3 of Price Communications Cellular Holdings, Inc. and Price Communications Corporation and to the reference to our firm under the heading "Independent Accountants" in the Prospectus.

                                           KPMG Peat Marwick LLP

Des Moines, Iowa
June 19, 1998